Exhibit 99.1

Bed Bath & Beyond Inc. Announces

Joint Venture with Home & More,

a Home Products Retailer in Mexico

UNION, N.J., (May 14, 2008) —  Bed Bath & Beyond Inc. today announced the formation of a joint venture with Home & More, S.A. de C.V., a privately-held home products retailer operating in Mexico.  As a result of a $4 million investment, Bed Bath & Beyond Inc. becomes a 50% equity holder in a newly formed entity currently operating two stores in Mexico City under the name “Home & More,” which offer a broad assortment of products for the home including, domestics merchandise, home furnishings and giftware.  Bed Bath & Beyond Inc. believes that the Mexican joint venture will not have a material effect on its overall results or financial condition for fiscal 2008.

This announcement follows the opening this past year of Bed Bath & Beyond’s first international store in Richmond Hill, Ontario, Canada. In addition, Bed Bath & Beyond has signed or is in final documentation for approximately a dozen sites in Canada and is actively negotiating another dozen sites as it looks forward to its expansion throughout the Country.

“Following on our successful entry into Canada, we are excited to be entering Mexico with the strong management team of Home & More as our partners.  We believe their depth of retail experience and local knowledge in Mexico supports our partnership’s short and long-term prospects for growth within Mexico,” stated Steven H. Temares, Chief Executive Officer and a Member of the Board of Directors of Bed Bath & Beyond Inc. He added, “We believe there is a significant opportunity for future growth throughout Mexico.”

Marc Monsonego, Chief Executive Officer of Home & More, stated, “We are thrilled to partner with Bed Bath & Beyond.  Our management team is eager to combine Bed Bath & Beyond’s success — the culture, merchandising strategies and superior customer service — with our proven track record in Mexico.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is a chain of retail stores, operating under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company sells a wide assortment of merchandise principally including domestics merchandise and home furnishings as well as food, giftware, health and beauty care items and infant and toddler merchandise.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions including the housing market and fuel costs; changes in the retailing environment and consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the informal inquiry commenced by the SEC, the possibility that the SEC may not agree with all of the special committee’s findings and recommendations and may require additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, any tax implications relating to the Company’s stock option grants, the outcome of a shareholder derivative action filed against certain of the Company’s officers and directors and related matters, and the possibility of other private litigation relating to such stock option grants and related matters.

INVESTOR CONTACTS:

Ronald Curwin	908-855-4550
Kenneth C. Frankel	908-855-4554